Exhibit 99

# 08U – February 9, 2012	Contact:	Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports Fourth Quarter and Full-Year 2011 Results

Hartsville, S.C. – Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for the fourth quarter and full-year 2011. As a result of the Company’s accounting calendar, the fourth quarter of 2011 had six fewer days than the same period in 2010.

Fourth Quarter Highlights

•	Fourth quarter 2011 GAAP earnings per diluted share were $.29, compared with $.33 in 2010.

•

Fourth quarter 2011 GAAP results include after-tax charges of $.17 per diluted share, driven by previously announced restructuring activities, acquisition expenses and acquisition inventory step-up costs.

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Base net income attributable to Sonoco (base earnings) for fourth quarter 2011 was $.46 per diluted share, compared with $.59 in 2010. (See base earnings definition and reconciliation later in this release.)

•	Fourth quarter 2011 net sales were $1.13 billion, or essentially flat with the fourth quarter of 2010.

Full-Year Highlights

•	Full-year 2011 GAAP earnings per diluted share were $2.13, compared with $1.96 in 2010.

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Full-year 2011 GAAP results include $.16 per diluted share in after-tax restructuring charges, acquisition expenses and acquisition inventory step-up costs, partially offset by net positive adjustments to valuation allowances on deferred tax assets. In comparison, 2010 GAAP results included after-tax impairment and restructuring charges, debt tender and acquisition expenses along with certain tax adjustments totaling $.38 per diluted share.

•	Net sales reached a record of $4.5 billion in 2011, up 9 percent, compared with $4.1 billion in 2010.

Earnings Guidance

•	First quarter 2012 base earnings are expected to be $.45 to $.50 per diluted share.

•	Guidance for full-year 2012 base earnings is $2.32 to $2.42 per diluted share.

Fourth Quarter Review

Commenting on the Company’s fourth quarter results, Chairman and Chief Executive Officer Harris E. DeLoach, Jr. said, “Base earnings declined in the fourth quarter due to an unexpected deterioration in demand in our global Paper and Industrial Converted Products segment late in the quarter, a higher than expected effective tax rate and the impact of 6 percent fewer days. Partially offsetting these negative factors was a positive price/cost relationship, which was primarily a result of an approximate 20 percent decline in the cost of recovered paper, and lower pension and management incentive costs.”

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1 North Second Street

Hartsville, S.C. 29550 USA

sonoco.com

Sonoco Reports Fourth Quarter and Full-Year 2011 Results – page 2

“Our Consumer Packaging segment’s operating profit declined 6 percent from last year, due primarily to the impact of fewer days. The segment experienced a slightly positive price/cost relationship, while volume was essentially flat on a same-day basis. Our Packaging Services segment operating profits declined during the quarter due to the previously reported loss of a contract packaging customer.

“Our Paper and Industrial Converted Products segment experienced a 17 percent reduction in operating profits during the quarter as North American and European tubes and cores unit volume declined approximately 7 percent, on a same-day basis, and productivity was constrained due to a significant amount of downtime taken by the Company’s paper mills. Sonoco’s new Protective Packaging segment had a 22 percent increase in operating profit during the quarter as results from the recently completed acquisition of Tegrant Holding Corporation more than offset volume declines in the Company’s legacy paperboard-based protective packaging business.”

Fourth quarter 2011 GAAP net income attributable to Sonoco was $29.5 million, or $.29 per diluted share, compared with $34.5 million, or $.33 per diluted share, in 2010. Base earnings were $47.1 million, or $.46 per diluted share, in the fourth quarter of 2011, compared with $60.8 million, or $.59 per diluted share, in 2010. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring charges, asset impairment charges, acquisition expenses, acquisition inventory step-up costs and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the underlying financial performance of the business.

Items excluded from base earnings in the 2011 fourth quarter include: restructuring expenses and impairment charges of $9.9 million, after tax, or $.10 per share, primarily due to the closure of several locations, most notably a tubes and cores plant and a plastics facility; acquisition-related costs of $4.3 million, after tax, or $.04 per share; acquisition inventory step-up cost of $2.0 million, after tax, or $.02 per share, a $2.5 million after-tax gain, or $.02 per share, on insurance proceeds in excess of recognized fire damage property losses, and $3.9 million, or $.03 per share, from deferred tax valuation increases related to plant closures. Items excluded from base earnings in the fourth quarter of 2010 include: a $31.6 million, after-tax, or $.31 per diluted share, charge related to a debt tender; restructuring and acquisition charges totaling $4.8 million, after tax, or $.05 per share; and tax benefits of $5.4 million, after tax, or $.05 per share, related to a regulatory clarification of a 2009 tax law change in Mexico; and a $4.7 million benefit, after tax, or $.05 per share, related to the release of a valuation allowance on capital loss carryforwards. Additional information about base earnings and base earnings per diluted share, along with a reconciliation to the most closely applicable GAAP financial measures, is provided later in this release.

Net sales for the fourth quarter were $1.13 billion, compared with $1.13 billion in the same period in 2010. Sales were flat during the quarter despite approximately $61 million in net sales from the Tegrant acquisition, which closed on November 8, 2011. In addition, sales were positively impacted by higher selling prices realized in the Paper and Industrial Converted Products and Consumer Packaging segments. These favorable factors were offset by lower volume and a negative mix of business, primarily in the Paper and Industrial Converted Products and Packaging Services segments and an approximate $16 million negative impact of foreign currency translation.

The Company’s gross profit margin in the fourth quarter of 2011 was 16.4 percent of sales, compared with 17.7 percent in the same period in 2010. The decline was primarily due to lower volume, a negative shift in the mix of business and higher labor and other costs. The Company’s selling, general and administrative expenses, less the impact of acquisition and fewer days, declined 10 percent year over year, primarily due to lower management incentives and cost controls.

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Sonoco Reports Fourth Quarter and Full-Year 2011 Results – page 3

Cash generated from operations in the fourth quarter was $113.4 million, compared with $114.6 million generated in the same period in 2010. Cash from operations declined year over year due primarily to lower earnings. Capital expenditures and cash dividends were $49 million and $29 million, respectively, during the fourth quarter of 2011, compared with $45 million and $28 million, respectively, during the fourth quarter of 2010.

2011 Results

Net sales for 2011 increased 9 percent to a record $4.5 billion, compared with $4.1 billion in 2010. Net income attributable to Sonoco for 2011 was $217.5 million, or $2.13 per diluted share, compared with $201.1 million, or $1.96 per diluted share in 2010. Earnings in 2011 were negatively impacted by $16.1 million, after tax, or $.16 per share due to the following: restructuring expenses and impairment charges of $25.5 million, after tax, or $.25 per diluted share; acquisition-related costs of $6.6 million, after tax, or $.07 per diluted share; and acquisition inventory step-up costs of $2.0 million, or $.02 per share; offset by a $3.0 million after-tax gain, or $.03 per share, on insurance proceeds in excess of recognized fire damaged property losses and a gain of $15.0 million, or $.15 per share, due to reduction in tax expense resulting from valuation allowance adjustments on deferred tax assets. Earnings for 2010 were negatively impacted by the previously mentioned after-tax charge of $31.6 million, or $.31 per diluted share, associated with the debt tender, and $16.9 million, or $.17 per share, in after-tax asset impairment, restructuring and acquisitions charges, partially offset by the previously mentioned tax benefits of $10.2 million, or $.10 per share.

2011 base earnings were $233.6 million, or $2.29 per diluted share, compared with $239.4 million, or $2.34 per diluted share in 2010. This 2 percent year-over-year decline was a result of lower volumes, a negative mix of business and higher labor and other costs, partially offset by productivity gains, lower pension costs and a modestly positive price/cost relationship. Gross profit as a percent of sales was 16.8 percent for 2011, compared with 18.6 percent in 2010.

Cash generated from operations in 2011 was $245.3 million, compared with $375.1 million in 2010. Higher pension and postretirement plan contributions account for approximately $112.6 million of the year-over-year decrease, including $92.2 million in contributions to the Company’s U.S. pension plan. Capital expenditures and cash dividends were $173.4 million and $115.0 million, respectively, for 2011, compared with $145.9 million and $111.8 million, respectively, in 2010.

The Company also used $46.3 million to repurchase common stock on the open market in 2011, compared with $23.2 million spent in 2010 on open market share repurchases. The Company spent a total of $566.9 million on acquisitions in 2011, compared with $137.8 million spent in 2010. The Tegrant acquisition, which was completed on November 8, 2011, cost $550.0 million in cash.

During the fourth quarter of 2011, Sonoco issued $500 million of new senior unsecured notes consisting of $250 million of 4.375% Notes due 2021 and an additional $250 million of its 5.75% Notes due 2040. These funds were used for the Tegrant acquisition. Additionally, the Company entered into a $150 million three-year Term Loan Agreement, using a substantial portion of the proceeds to reduce outstanding commercial paper.

At the end of 2011, total debt was $1.3 billion, compared with $621 million at the end of 2010. The aforementioned acquisitions, pension contributions and share repurchases were primarily responsible for the increase. The Company’s debt-to-total-capital ratio was 47.4 percent, compared with 29.2 percent at the end of 2010. Cash and cash equivalents at the end of 2011 totaled $175.5 million, compared with $158.2 million at year-end 2010.

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Sonoco Reports Fourth Quarter and Full-Year 2011 Results – page 4

“2011 proved to be a challenging year,” said DeLoach. “In addition to the unexpected decline in industrial-related volumes at year end, we faced escalating raw material, energy, freight and other costs during the year and productivity was well below our historical standards. Despite these significant headwinds, Sonoco achieved record sales while achieving our second highest base earnings before interest and taxes and the third highest base earnings in Company history. Furthermore, we completed the acquisition of Tegrant, which provides the Company with a new growth platform and establishes us as a leading custom-engineered, multi-material protective packaging provider in North America.”

“We remain cautious entering 2012 as global economic trends remain uncertain. We are focused on continuing to implement targeted growth projects, particularly in our consumer-related businesses, fully integrating Tegrant and achieving annualized synergies of $12 million, improving productivity and continuing to drive cost reduction throughout our business.”

Corporate

Net interest expense for the fourth quarter of 2011 increased to $12.8 million, compared with $9.7 million during the same period in 2010. The increase was due to higher debt levels as a result of the acquisition of Tegrant. The effective tax rate for the fourth quarter of 2011 was 51.1 percent, compared with (8.2) percent for the same period in 2010, reflecting a higher percentage of the Company’s income before taxes being generated in higher tax jurisdictions, the unfavorable effect of timing differences on the manufacturing deduction, and a deferred tax valuation adjustment related to restructuring. The effective tax rate on base earnings was 39.0 percent and 31.6 percent in the fourth quarters of 2011 and 2010, respectively. For the year, the effective tax rate was 27.6 percent, compared with 25.3 percent in 2010. The higher tax rate for 2011 was primarily a result of the aforementioned issues.

First Quarter and Full-Year 2012 Outlook

Sonoco expects first quarter 2012 base earnings to be in the range of $.45 to $.50 per diluted share. Base earnings in the first quarter of 2011 were $.57 per diluted share. For the full-year 2012, base earnings are projected to be in the range of $2.32 to $2.42 per diluted share. The Company had previously provided full-year guidance of $2.47 to $2.57 per diluted share. The Company’s earnings guidance for 2012 reflects an expected effective tax rate of approximately 33.5 percent, compared to previous guidance of 32.0 percent.

The Company’s base earnings guidance assumes sales demand will remain near current levels, adjusted for seasonality. Although the Company believes the assumptions reflected in the range of guidance are reasonable, given the volatility of raw material prices and other costs, as well as uncertainty regarding the global economy, actual results could vary substantially.

Commenting on the Company’s outlook, DeLoach said, “The first quarter is historically our weakest quarter due to slow seasonal demand. We do not expect any further decline in industrial-related volumes from the fourth quarter and believe capacity utilization at our paper mills will improve during the quarter. For 2012, we are adjusting our forecast to reflect changing business conditions, a negative shift in expected foreign currency exchange rates and a higher than previously expected effective tax rate. That said, productivity should improve and we should benefit from our continuing cost reduction and restructuring actions.”

Segment Review

To better reflect its business mix following the acquisition of Tegrant, as well as recent internal management reporting changes, beginning with the fourth quarter of 2011 the Company will be reporting financial results in four reportable segments. These four segments will consist of the same three reportable segments previously reported, each with relatively minor changes, and the addition of a fourth segment—Protective Packaging—which will consist of Tegrant and the Company’s legacy protective packaging business.

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Sonoco Reports Fourth Quarter and Full-Year 2011 Results – page 5

Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging

Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); blow-molded plastic bottles and jars; extruded and injection-molded plastic products; printed flexible packaging; metal and peelable membrane ends and closures; and global brand artwork management.

Fourth quarter 2011 sales for the segment were $485 million, compared with $494 million in the same period in 2010. Segment operating profit was $47.8 million in the fourth quarter, compared with $50.8 million last year.

Sales declined 2 percent in the fourth quarter primarily due to the negative impact of six fewer days, which more than offset higher selling prices. Volume and mix, on a same day basis, were slightly improved in the segment due to growth in food-related blow-molded plastic containers. Operating profits declined 6 percent due to fewer days and labor and energy cost inflation. This more than offset a modest favorable price/cost relationship and lower pension costs.

Paper and Industrial Converted Products

The Paper and Industrial Converted Products segment includes the following products: high-performance paper and composite paperboard tubes and cores; fiber-based construction tubes and forms; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and other recycled materials.

Fourth quarter 2011 sales for the segment were $452 million, compared with $474 million in the same period in 2010. Segment operating profit was $29.4 million, compared with $35.6 million in 2010.

The 5 percent reduction in fourth quarter sales in this segment was due primarily to lower volume, a negative mix of business, fewer days in the quarter and the negative impact of foreign currency translation. Operating profits declined 17 percent due to negative volume and business mix, fewer days and higher labor and other costs. These factors more than offset a positive price/cost relationship and lower pension costs.

Packaging Services

The Packaging Services segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semipermanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; and paper amenities, such as coasters and glass covers.

Fourth quarter 2011 sales for this segment were $109 million, compared with $133 million in the same period in 2010. Segment operating profit was $1.7 million, compared with $2.3 million in 2010.

Improvement in point-of-purchase display volume and fulfillment activities and higher selling prices were more than offset by the previously disclosed loss of a contract packaging customer, the negative impact of foreign currency translation and fewer days. Operating profit for the segment declined due to lower volumes and negative mix of business associated with the lost contract packaging customer, negative productivity and fewer days. These factors more than offset higher selling prices and lower pension and other expenses.

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Sonoco Reports Fourth Quarter and Full-Year 2011 Results – page 6

Protective Packaging

The Protective Packaging segment includes the following products: custom-designed paperboard-based and expanded foam protective packaging; temperature-assurance packaging; and retail security packaging.

Fourth quarter 2011 sales in this segment were $84 million, compared with $26 million in the same period in 2010. Operating profit for the current quarter was $5.2 million, compared with $4.3 million in 2010.

The significant sales growth in the segment during the fourth quarter was due entirely to 53 days of sales from the recently completed Tegrant acquisition. This offset the impact of fewer days and volume reduction from the Company’s legacy protective packaging business. Operating profits increased 22 percent due to the Tegrant acquisition, which more than offset lower volume, fewer days and a negative price/cost relationship experienced by the Company’s legacy protective packaging business.

Conference Call Webcast

Sonoco will host its regular quarterly conference call Thursday, February 9, 2012, at 10 a.m. Eastern time, to review its fourth quarter and full-year 2011 financial results. The live conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com/, under the Investor Relations section. A telephonic replay of the call will be available starting at 2 p.m. Eastern time to U.S. callers at 888-286-8010 and international callers at +617-801-6888. The replay passcode for both U.S. and international calls is 57655552. The archived call will be available through February 19, 2012. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco

Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging and packaging supply chain services. With annualized net sales of approximately $4.5 billion, the Company has more than 19,000 employees working in 340 operations in 34 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is a proud member of the 2011/2012 Dow Jones Sustainability World Index. For more information on the Company, visit our website at www.sonoco.com.

Forward-looking Statements

Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “will,” “would” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases, producing improvements in earnings, financial results for future periods and creation of long-term value for shareholders.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

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Sonoco Reports Fourth Quarter and Full-Year 2011 Results – page 7

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:

•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	international, national and local economic and market conditions;

•	availability of credit to us, our customers and/or our suppliers in needed amounts and/or on reasonable terms;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	pricing pressures, demand for products, and ability to maintain market share;

•	continued strength of our paperboard-based tubes and cores, and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	ability to win new business and/or identify and successfully close suitable acquisitions at the levels needed to meet growth targets;

•	rate of growth in foreign markets;

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;

•	liability for and anticipated costs of environmental remediation actions;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, http://www.sec.gov/, and from the Company’s investor relations department and the Company’s website, http://www.sonoco.com.

References to our Website Address

References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

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Sonoco Reports Fourth Quarter and Full-Year 2011 Results – page 8

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010

Net sales	$1,129,573	$1,127,147	$4,498,932	$4,124,121
Cost of sales	944,829	927,481	3,742,149	3,356,589

Gross profit	184,744	199,666	756,783	767,532
Selling, general and administrative expenses	105,982	107,048	397,477	405,356
Restructuring/Asset impairment charges	12,883	5,375	36,826	23,999

Income before interest and income taxes	$65,879	$87,243	$322,480	$338,177
Net interest expense	12,829	9,667	38,074	35,106
Loss from the early extinguishment of debt	—	48,617	—	48,617

Income before income taxes and equity earnings of affiliates	53,050	28,959	284,406	254,454
Provision for income taxes	27,120	(2,368)	78,423	64,485

Income before equity in earnings of affiliates	25,930	31,327	205,983	189,969
Equity in earnings of affiliates, net of tax	3,598	3,417	12,061	11,505

Net income	29,528	34,744	218,044	201,474
Net (income) attributable to noncontrolling interests	(13)	(235)	(527)	(421)

Net income attributable to Sonoco	$29,515	$34,509	$217,517	$201,053

Weighted average common shares outstanding – diluted	102,006	103,123	102,173	102,543

Diluted earnings per common share	$0.29	$0.33	$2.13	$1.96

Dividends per common share	$0.29	$0.28	$1.15	$1.11

FINANCIAL SEGMENT INFORMATION (Unaudited)

(Dollars in thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
Net sales
Consumer Packaging	$485,041	$494,119	$1,977,298	$1,798,471
Paper and Industrial Converted Products	451,784	474,302	1,892,220	1,743,969
Packaging Services	109,135	133,157	471,445	477,249
Protective Packaging	83,613	25,569	157,969	104,432

Consolidated	$1,129,573	$1,127,147	$4,498,932	$4,124,121

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$47,762	$50,755	$191,475	$196,005
Paper and Industrial Converted Products	29,427	35,648	138,207	136,418
Packaging Services	1,713	2,312	21,733	14,157
Protective Packaging	5,203	4,265	15,228	17,505
Restructuring/Asset impairment charges	(12,883)	(5,375)	(36,826)	(23,999)
Other non-base charges	(5,343)	(362)	(7,337)	(1,909)

Consolidated	$65,879	$87,243	$322,480	$338,177

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Sonoco Reports Fourth Quarter and Full-Year 2011 Results – page 9

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(Dollars in thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010

Net income	$29,528	$34,744	$218,044	$201,474
Asset impairment charges	4,475	653	13,480	9,962
Depreciation, depletion and amortization	48,260	45,257	179,871	169,665
Loss on early extinguishment of debt	—	48,617	—	48,617
Fox River environmental reserves	(580)	(198)	(1,959)	(1,687)
Pension and postretirement plan expense/contributions	(8,286)	3,597	(105,098)	23,405
Changes in working capital	40,282	13,467	(62,860)	(80,226)
Other operating activity	(311)	(31,587)	3,798	3,926

Net cash provided by operating activities	113,368	114,550	245,276	375,136

Purchase of property, plant and equipment	(48,886)	(44,751)	(173,372)	(145,910)
Cost of acquisitions, exclusive of cash	(555,990)	(3,575)	(566,908)	(137,835)
Debt proceeds (repayments), net	545,925	(1,277)	660,865	36,488
Debt tender costs	—	(49,888)	—	(49,888)
Cash dividends	(29,003)	(28,324)	(114,958)	(111,756)
Shares acquired under announced buyback	—	(23,219)	(46,297)	(23,219)
Other, including effects of exchange rates on cash	3,820	26,033	12,668	29,988

Net increase (decrease) in cash and cash equivalents	29,234	(10,451)	17,274	(26,996)
Cash and cash equivalents at beginning of period	146,289	168,700	158,249	185,245

Cash and cash equivalents at end of period	$175,523	$158,249	$175,523	$158,249

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	Dec. 31, 2011	Dec. 31, 2010
Assets
Current Assets:
Cash and cash equivalents	$175,523	$158,249
Trade accounts receivable, net of allowances	606,035	508,144
Other receivables	43,378	31,917
Inventories	395,822	369,427
Prepaid expenses and deferred income taxes	92,460	89,779

	1,313,218	1,157,516
Property, plant and equipment, net	1,026,256	944,136
Goodwill	1,102,408	839,748
Other intangible assets, net	299,700	130,400
Other assets	243,590	209,214

	$3,985,172	$3,281,014

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$775,908	$756,721
Notes payable and current portion of long-term debt	53,666	16,949
Accrued taxes	5,911	6,979

	$835,485	$780,649
Long-term debt, net of current portion	1,232,966	603,941
Pension and other postretirement benefits	420,048	323,040
Deferred income taxes and other	71,265	65,691
Total equity	1,425,408	1,507,693

	$3,985,172	$3,281,014

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Sonoco Reports Fourth Quarter and Full-Year 2011 Results – page 10

Definition and Reconciliation of Non-GAAP Financial Measures

The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or “GAAP” results. Some of the information presented in this press release reflects the Company’s “as reported” or “GAAP” results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, losses from the early extinguishment of debt, and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently. To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below.

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Sonoco Reports Fourth Quarter and Full-Year 2011 Results – page 11

		Non-GAAP Adjustments
Three Months Ended December 31, 2011	GAAP	Restructuring/ Asset Impairment Charges(1)	Acquisition Related Costs	Tax Related Adjustments & Other	Base

Income before interest and income taxes	$65,879	$12,883	$9,339	$(3,996)	$84,105
Interest expense, net	$12,829	$—	$—	$—	$12,829

Income before income taxes	$53,050	$12,883	$9,339	$(3,996)	$71,276
Provision for income taxes	$27,120	$3,037	$3,034	$(5,399)	$27,792

Income before equity in earnings of affiliates	$25,930	$9,846	$6,305	$1,403	$43,484
Equity in earnings of affiliates, net of taxes	$3,598	$—	$—	$—	$3,598

Net income	$29,528	$9,846	$6,305	$1,403	$47,082
Net (income)/loss attributable to noncontrolling interests	$(13)	$51	$—	$—	$38

Net income attributable to Sonoco	$29,515	$9,897	$6,305	$1,403	$47,120

Per Diluted Share	$0.29	$0.10	$0.06	$0.01	$0.46

		Non-GAAP Adjustments
Three Months Ended December 31, 2010	GAAP	Restructuring/ Asset Impairment Charges(1)	Acquisition Related Costs	Tax Related Adjustments & Other	Base

Income before interest and income taxes	$87,243	$5,375	$362	$—	$92,980
Interest expense, net	$9,667	$—	$—	$—	$9,667
Loss from Early Extinguishment of Debt	$(48,617)	$—	$—	$48,617	$—

Income before income taxes	$28,959	$5,375	$362	$48,617	$83,313
Provision for income taxes	$(2,368)	$1,480	$135	$27,089	$26,336

Income before equity in earnings of affiliates	$31,327	$3,895	$227	$21,528	$56,977
Equity in earnings of affiliates, net of taxes	$3,417	$613	$—	$—	$4,030

Net income	$34,744	$4,508	$227	$21,528	$61,007
Net (income)/loss attributable to noncontrolling interests	$(235)	$23	$—	$—	$(212)

Net income attributable to Sonoco	$34,509	$4,531	$227	$21,528	$60,795

Per Diluted Share	$0.33	$0.05	$0.00	$0.21	$0.59

(1)

Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

—more—

Sonoco Reports Fourth Quarter and Full-Year 2011 Results – page 12

		Non-GAAP Adjustments
Twelve Months Ended December 31, 2011	GAAP	Restructuring/ Asset Impairment Charges(1)	Acquisition Related Costs	Tax Related Adjustments & Other	Base

Income before interest and income taxes	$322,480	$36,826	$12,290	$(4,953)	$366,643
Interest expense, net	$38,074	$—	$—	$—	$38,074

Income before income taxes	$284,406	$36,826	$12,290	$(4,953)	$328,569
Provision for income taxes	$78,423	$11,506	$3,667	$13,146	$106,742

Income before equity in earnings of affiliates	$205,983	$25,320	$8,623	$(18,099)	$221,827
Equity in earnings of affiliates, net of taxes	$12,061	$17	$—	$—	$12,078

Net income	$218,044	$25,337	$8,623	$(18,099)	$233,905
Net (income)/loss attributable to noncontrolling interests	$(527)	$200	$—	$—	$(327)

Net income attributable to Sonoco	$217,517	$25,537	$8,623	$(18,099)	$233,578

Per Diluted Share	$2.13	$0.25	$0.09	$(0.18)	$2.29

		Non-GAAP Adjustments
Twelve Months Ended December 31, 2010	GAAP	Restructuring/ Asset Impairment Charges(1)	Acquisition Related Costs	Tax Related Adjustments & Other	Base

Income before interest and income taxes	$338,177	$23,999	$1,909	$—	$364,085
Interest expense, net	$35,106	$—	$—	$—	$35,106
Loss from Early Extinguishment of Debt	$(48,617)	$—	$—	$48,617	$—

Income before income taxes	$254,454	$23,999	$1,909	$48,617	$328,979
Provision for income taxes	$64,485	$9,295	$558	$27,089	$101,427

Income before equity in earnings of affiliates	$189,969	$14,704	$1,351	$21,528	$227,552
Equity in earnings of affiliates, net of taxes	$11,505	$671	$—	$—	$12,176

Net income	$201,474	$15,375	$1,351	$21,528	$239,728
Net (income)/loss attributable to noncontrolling interests	$(421)	$138	$—	$—	$(283)

Net income attributable to Sonoco	$201,053	$15,513	$1,351	$21,528	$239,445

Per Diluted Share	$1.96	$0.15	$0.01	$0.22	$2.34

(1)

Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.